Exhibit (13) UNDER FORM N1-A
                    EXHIBIT 99 UNDER ITEM 601/REG. SK

                 FEDERATED ADMINISTRATIVE SERVICES, INC.
                        Federated Investors Tower
                  Pittsburgh, Pennsylvania  15222-3779
                             (412) 288-1900


                              December 5, 1989


Money Market Obligations Trust
Federated Investors Tower
Pittsburgh, PA  15222-3779


Gentlemen:

      Federated Administrative Services, Inc. agrees to purchase 100,000 shares of Treasury Obligations Fund (a portfolio of Money Market
Obligations Trust) at the cost of $1.00 each. These shares are purchased for investment purposes and Federated Administrative Services, Inc. has no present intention of redeeming these shares.


                              Very truly yours,



                              /s/ Byron F. Bowman
                              Byron F. Bowman
                              Vice President and
                                    Corporate Counsel